As filed with the Securities and Exchange Commission on April 29, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MedicalCV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1717208
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address, including Zip Code, of Principal Executive Offices)

MEDICALCV, INC. NON-QUALIFIED STOCK OPTION AGREEMENTS

(Full Title of the Plan)

MARC P. FLORES	Copies to:
President and Chief Executive Officer	AVRON L. GORDON, ESQ.
MedicalCV, Inc.	BRETT D. ANDERSON, ESQ.
9725 South Robert Trail	Briggs and Morgan, P.A.
Inver Grove Heights, Minnesota 55077	2200 IDS Center
(651) 452-3000	80 South Eighth Street
(Name, address, including zip code,	Minneapolis, Minnesota 55402
and telephone number, including	(612) 977-8400 (phone)
area code, of Agent for Service)	(612) 977-8650 (fax)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
MedicalCV, Inc. Non-Qualified Stock Option Agreements Common stock (par value $0.01 per share)	6,665,675	$0.89	$5,932,450.75	$698.25

(1)

This registration statement also covers any additional shares of common stock which become issuable under the MedicalCV, Inc. Non-Qualified Stock Option Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  Information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•                                          Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004;

•                                          Quarterly Reports on Form 10-QSB for the fiscal quarters ended July 31, 2004, October 31, 2004, and January 31, 2005;

•                                          Current Reports on Form 8-K filed on September 2, 2004, September 23, 2004, November 23, 2004, December 7, 2004, January 6, 2005, January 14, 2005, February 4, 2005, February 10, 2005, February 23, 2005, March 9, 2005, March 25, 2005, April 4, 2005, April 5, 2005, April 14, 2005, and April 28, 2005;

•                                          Description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-33295) filed on October 31, 2001, as the same may be amended from time to time; and

•                                          Definitive Schedule 14A (Proxy Statement) filed on September 10, 2004.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

We are governed by Minnesota Statutes Chapter 302A.  Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation; or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our articles of incorporation provides that we will indemnify current and former directors in the manner and to the fullest extent permitted by law.  Section 6.1 of our bylaws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons:  (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See “Exhibit Index.”

Item 9.  Undertakings.

The small business issuer hereby undertakes to:

(1)                                  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)                                     Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               Include any additional or changed material information on the plan of distribution.

(2)                                  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)                                  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on the 29th day of April, 2005.

MedicalCV, Inc.

By	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Marc P. Flores and John H. Jungbauer, each or either of them, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc P. Flores	President, Chief Executive Officer and Director	April 29, 2005
Marc P. Flores	(Principal Executive Officer)

/s/ John H. Jungbauer	Vice President, Finance and Chief Financial Officer	April 29, 2005
John H. Jungbauer	(Principal Accounting Officer and Principal Financial Officer)

/s/ Lawrence L. Horsch	Chairman of the Board	April 29, 2005
Lawrence L. Horsch

/s/ Susan L. Critzer	Director	April 29, 2005
Susan L. Critzer

/s/ David B. Kaysen	Director	April 29, 2005
David B. Kaysen

/s/ Paul K. Miller	Director	April 29, 2005
Paul K. Miller

EXHIBIT INDEX

Exhibit
Number	Description

4.1

Restated Articles of Incorporation of the Registrant (incorporated by reference to Post-Effective Amendment No. 2 to our Registration Statement on Form SB-2, filed on April 29, 2005 (File No. 333-116394)).

4.2	Bylaws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).

4.3	Specimen common stock certificate (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).

5	Legal Opinion of Briggs and Morgan, P.A.

23.1	Consent of Briggs and Morgan, P.A. (included in Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signature page).